Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Plan Administrator of
The Cheviot Savings Bank 401(k) Plan & Trust:

We consent to incorporation by reference in the Registration Statement (No. 333-180276) on Form S-8 of Cheviot Financial Corp. of our report dated July 9, 2013, relating to the statements of net assets available for benefits of The Cheviot Savings Bank 401(k) Plan & Trust as of December 31, 2012 and 2011, and the related statements of changes in net assets available for benefits and the supplemental schedules for the year ended December 31, 2012, which report appears in the December 31, 2012 annual report on Form 11-K of The Cheviot Savings Bank 401(k) Plan & Trust.

/s/ Clark, Schaefer, Hackett & Co.

Cincinnati, Ohio
July 9, 2013